THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS SUCH SALE, TRANSFER, PLEDGE, OR HYPOTHECATION IS IN ACCORDANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

WARRANT
to Purchase Common Stock of
Stewards, Inc.
a Nevada Corporation

Warrant No.: [*]
Number of Shares:[*] shares of Common Stock
Exercise Price: $3.00 per share
Expiration Date: [*]

This Warrant certifies that [*] (the “Warrantholder”) is entitled to purchase from Stewards, Inc., a Nevada corporation (the “Company”), up to [*] shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of Three Dollars ($3.00) per share, subject to adjustment as provided herein, all upon the terms and conditions set forth below.

Section 1. Definitions.

As used in this Warrant, the following terms shall have the meanings set forth below:

“Articles” means the Articles of Incorporation of the Company, as amended from time to time.

“Common Stock” means the Company’s authorized common stock, $0.0001 par value per share.

“Exercise Price” means $3.00 per share of Common Stock, as adjusted from time to time pursuant to Section 3.

“Expiration Date” means [Date that is five (5) years after the Date of Issuance].

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” means this Warrant and any additional or replacement warrants issued upon division, combination, or substitution of this Warrant.

“Warrant Stock” means the shares of Common Stock issuable upon exercise of this Warrant.

Section 2. Exercise of Warrant.

(a) Right to Exercise. The Warrantholder may exercise this Warrant, in whole or in part, at any time or from time to time on or prior to the Expiration Date.

(b) Method of Exercise. To exercise this Warrant, the Warrantholder shall surrender this Warrant to the Company at its principal executive office, together with:

  A duly completed and executed Subscription Form in the form attached as Exhibit A; and
  Payment of the Exercise Price in cash, by certified or cashier’s check, or by wire transfer of immediately available funds to an account designated by the Company.

Cashless exercise is expressly prohibited. This Warrant may be exercised only for cash.

(c) Issuance of Shares. Upon proper exercise and payment, the Company shall, as promptly as practicable (and in any event within five (5) business days), issue and deliver to the Warrantholder a certificate or book-entry confirmation representing the number of fully paid and nonassessable shares of Common Stock to which the Warrantholder is entitled.

(d) Partial Exercise. If this Warrant is exercised for less than all of the shares subject hereto, the Company shall issue a new Warrant of like tenor for the remaining shares.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of this Warrant. In lieu thereof, the Company shall pay the Warrantholder an amount in cash equal to the product of such fraction multiplied by the Exercise Price then in effect.

(f) Valid Issuance. All shares of Warrant Stock issued upon exercise of this Warrant shall be duly authorized, validly issued, fully paid, and nonassessable, and shall be free and clear of all liens, charges, and encumbrances created by the Company.

Section 3. Adjustment of Exercise Price and Number of Shares.

(a) Stock Splits, Dividends, and Combinations. If the Company at any time (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides or splits its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price shall be proportionately decreased or increased, and the number of shares of Warrant Stock shall be proportionately increased or decreased, so that the Warrantholder shall be entitled to receive the same percentage of the outstanding Common Stock as the Warrantholder would have been entitled to receive immediately prior to such event.

(b) Reclassification, Reorganization, Merger, or Sale of Assets. In case of any reclassification or change of the outstanding Common Stock (other than a subdivision, combination, or stock dividend), or in case of any consolidation or merger of the Company with or into another corporation or other business entity (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance of all or substantially all of the assets of the Company, then, as a condition of such transaction, lawful provision shall be made so that the Warrantholder shall have the right to receive, upon exercise of this Warrant, the kind and amount of shares of stock, securities, or property that the Warrantholder would have been entitled to receive if the Warrantholder had exercised this Warrant immediately prior to such event.

(c) Notice of Adjustment. Whenever the Exercise Price or the number of shares of Warrant Stock subject to this Warrant is adjusted, the Company shall promptly deliver to the Warrantholder a certificate signed by an officer of the Company setting forth the new Exercise Price and the new number of shares purchasable, together with a brief statement of the facts requiring such adjustment.

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Section 4. Reservation of Shares.

The Company shall at all times reserve and keep available, free from preemptive rights and other restrictions, a sufficient number of authorized but unissued shares of Common Stock to permit the full exercise of this Warrant and all other outstanding warrants of like tenor.

Section 5. No Impairment.

The Company shall not, by amendment of its Articles or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. The Company shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

Section 6. Transfer of Warrant.

Subject to compliance with applicable securities laws, this Warrant and the rights hereunder are transferable in whole or in part by the Warrantholder upon surrender of this Warrant to the Company together with a properly executed assignment in form reasonably satisfactory to the Company. The Company shall issue a new Warrant registered in the name of the transferee.

Section 7. Loss, Theft, Destruction or Mutilation.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company, the Company shall issue a new Warrant of like tenor.

Section 8. Notices.

All notices, requests, demands, and other communications required or permitted under this Warrant shall be given in accordance with the notice provisions set forth in Section 6(h) of the Note Purchase Agreement dated as of July [*], 2026, among the Company and the Investors named therein.

Section 9. Amendments and Waivers.

No amendment, modification, supplement, or waiver of any provision of this Warrant shall be effective unless in writing and signed by the Company and the Warrantholder.

Section 10. Governing Law.

This Warrant shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles.

Section 11. Miscellaneous.

(a) Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

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(b) Severability. If any provision of this Warrant is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

(c) Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

(e) Waiver of Jury Trial. Each party hereby waives any right to trial by jury in any action or proceeding arising out of or relating to this Warrant.

(f) Headings. The headings in this Warrant are for convenience of reference only and shall not affect the interpretation of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

COMPANY:
Stewards, Inc.

a Nevada corporation

By: /s/ Shaun Quin_____________________

Name: Shaun Quin

Title: Chief Executive Officer

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EXHIBIT A
SUBSCRIPTION FORM

To: Stewards, Inc.

The undersigned hereby irrevocably elects to exercise the attached Warrant and purchase [*] shares of Common Stock. Payment of the Exercise Price is made herewith in cash / by certified check / by wire transfer in the amount of $[*].

Please issue the shares in the name of:

Name: _______________________________

Address: _______________________________

________________________________

Tax Identification Number: _______________________________

Signature:_______________________________

Printed Name: _______________________________

Date: _______________________________

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